Exhibit (h)(6)

[Letterhead of John Hancock Life Insurance Company USA]

September [●], 2015

John Hancock Exchange-Traded Fund Trust (the “Trust”)

601 Congress Street

Boston, MA 02210-2805

Re:	John Hancock Exchange-Traded Fund Trust

Ladies and Gentlemen:

We hereby agree to purchase from the Trust, which is an investment company offering multiple series (each, a “Fund” and collectively, the “Funds”), on a date to be specified by the Trust, and prior to the effective date of the Trust’s Registration Statement on Form N-1A, shares of beneficial interest of the Fund specified below, no par value, at the per-share purchase price set forth below, for an aggregate price of $100,000, to provide the initial capital the Trust requires pursuant to Section 14 of the Investment Company Act of 1940, as amended, in order to make a public offering of its shares.

Fund	Amount Purchased	Price Per Share	Shares Purchased
John Hancock Multifactor Large Cap ETF	$100,000	$25.00	4,000

We hereby represent that we are acquiring said shares for investment purposes, and not for distribution or resale to the public.

This agreement shall be deemed to have taken effect as of [●].

Very truly yours,

John Hancock Life Insurance Company USA

By:
Name: [●]
Title: [●]